TBS International Limited Reports First Quarter 2006 Financial Results

HAMILTON, BERMUDA - May 10, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today its financial and operating results for the first quarter ended March 31, 2006.

First Quarter 2006 Results:
For the first quarter ended March 31, 2006, total revenues were $63.8 million, an increase of 4.8% over the comparable first quarter of 2005. Net income for the first quarter 2006 was $7.3 million, a decrease of 54.9% compared to $ 16.2 million in the same period of 2005. EBITDA, which is a non-GAAP measure, was $16.6 million for the first quarter 2006, a decrease of 17.8% from $20.2 million for the same period in 2005. Please see later in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the first quarter 2006, calculated on 28,088,329 weighted average common shares outstanding, was $0.26.

An average of 35 vessels (excluding off-hire) were operated during the first quarter of 2006 compared to 26 vessels (excluding off-hire) during the first quarter of 2005.

The total revenues of $63.8 million during the first quarter 2006 include voyage revenues of $49.3 million, time charter revenues of $14.2 million and other revenues of $0.3 million.

Voyage revenues in the first quarter 2006 were $49.3 million, an increase of 6.9% over the $46.1 million in the first quarter of 2005. Average freight rates for all cargoes decreased by 20.7% from $60.33 per ton in the first quarter 2005 to $47.87 per ton in the first quarter 2006 while tons of cargo carried increased by 265,460 tons or 34.7% from 764,760 tons in the first quarter 2005 to 1,030,220 tons in the first quarter 2006.

Time charter revenues showed a decrease of 4.1% from $14.8 million in the first quarter 2005 to $14.2 million in the first quarter 2006. The average daily charter-out hire rate decreased by 30.8% from $19,751 in the first quarter 2005 to $13,665 in the first quarter 2006. The total time charter days increased by 38.6% from 748 days during the first quarter 2005 to 1,037 days in the first quarter 2006. The decrease of $6,086 in the average daily charter-out rate compared to the first quarter 2005 was a major factor in the reduction of net income in the first quarter 2006.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by 23.7% in the first quarter 2006 to $22.7 million from $18.4 million in the first quarter 2005. The bulk of this increase is attributable to fuel expense and port call charges. Fuel expense increased by 67.0% from $5.7 million in the first quarter 2005 to $9.5 million during the same period 2006 reflecting a higher average price per metric ton (“MT”) from $251 per MT during the first quarter 2005 to $351 per MT during the same period 2006 and an increase in consumption given the higher number of vessels we operated in the first quarter 2006. The increase by 40% or $100 per metric ton in the average price of fuel compared to the first quarter 2005 was another major factor in the reduction of net income in the first quarter 2006.

Port call expense increased by 24.5% from $4.2 million during the first quarter 2005 to $5.2 million during the same period 2006, reflecting the 220 port calls in the first quarter 2006 as compared to 195 port calls in the same period 2005, resulting from the growth of our business in the first quarter 2006 coupled with an increase in the average duration of port calls in the first quarter 2006 compared to the same period in 2005. Also stevedoring expenses increased by $0.8 million reflecting the higher volume of our business.

Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and drydocking, in addition to charter hire for ships we charter-in and the occasional space charter, decreased by 5.4% in the first quarter 2006, from $19.7 million in the first quarter 2005 to $18.6 million during the same period in 2006. This reflects the change in the composition of our fleet from an average of 21 owned and 8 chartered-in vessels in the first quarter 2005 to an average of 31 owned and 5 chartered-in vessels during the same period in 2006.

General and administrative expenses increased from $1.4 million in the first quarter 2005 to $5.8 million in the first quarter 2006. The $4.4 million increase includes $1.0 million of additional professional fees that we incur as a public company and travel and representation expenses reflecting the growth of our business. The remaining $3.4 million of this increase reflects the inclusion of the operating costs of Roymar and TBS Shipping Services after our acquisition of these companies in June 2005. Prior to our acquisition these service companies charged us management fees and commissions and accordingly these costs were reflected as management fees and as part of voyage costs, whereas now they are all part of the General and Administrative Expenses.

Interest expense increased by $1.2 million or 74.2% from $1.7 million in the first quarter 2005 to $2.9 million in the first quarter 2006. This was due to the $64 million of additional long term borrowings drawn down subsequent to March 31, 2005 to finance our fleet expansion and also to an increase in interest rates.

TBS International took delivery on May 2, 2006 of the multipurpose tweendecker M/V KIBISHIO MARU for $8.1 million. The M/V KIBISHIO MARU is a 19,777 DWT multipurpose tweendecker built in 1984 and was renamed the M/V AZTEC MAIDEN. This vessel acquisition expanded our controlled fleet to 32 vessels.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated:

“During the first quarter 2006 TBS achieved solid operational performance within the context of adverse market conditions. In this first quarter of 2006 we initiated several new businesses that are expected to generate increased and stable cash flows for our company for the rest of 2006 and beyond.

Regarding market conditions, in the first quarter 2006 we had to cope with the post Hurricane Katrina effects in the Gulf area as well as throughout the Atlantic basin that created labor shortages, port congestion, truck, rail and barge delays and other disruptions in the normal cargo flows. These conditions had an overall negative impact on Freight Rates and Time Charter Rates in the Gulf Area. Consequently there were delays in scheduled shipments which had a negative impact on vessel repositioning and deployment impacting revenue and profitability. These factors are mitigating and the Gulf area is slowly returning to its normal conditions. Normally the first quarter of the year is a soft quarter for TBS as it relates to two of our core markets. It is the summer period in Latin America and the holiday period in Asia.

Our voyage revenues, which represented 77.4% of our total revenues during the quarter, showed an increase of 6.9% from $46.1 million in the first quarter 2005 to $49.3 million in the first quarter 2006. We were able to offset the 20.7% decrease in our average freight rates per ton for all cargoes in the first quarter 2006 compared to the same period 2005 by a 34.7% increase in the volume of cargo we transported, thereby enabling us to achieve an increase in total voyage revenues. Our performance exemplifies our strong position and franchise in the core markets and routes we focus on.

Our time charter revenues, which represented 22.2% of our total revenues during the quarter, are derived from the part of our business that is more exposed to the overall market volatility and these showed a decrease of 4.1% from $14.8 million in the first quarter 2005 to $14.2 million in the first quarter 2006. Our average daily charter-out hire rate decreased by 30.8% or $ 6,086 in the first quarter 2006 compared to the same period of 2005. This was offset by a 38.6% increase in the total time charter days.

In the first quarter 2006, we commenced the realization of several projects which we had been working on since last year and we entered into new ones which are expected to favorably impact TBS’s revenues and profitability for the rest of 2006 and beyond. Specifically:

•	The project sailings between China and Brazil commenced in February 2006 and will continue on a monthly basis until the end of the year transporting a complete steel mill.

•	The Contract of Affreightment of salt between Brazil and Nigeria commenced in January 2006 and will continue throughout 2006.

•
The Contract of Affreightment of 2 million tons of aggregates between the United Arab Emirates and Qatar. It will commence beginning June 2006 and will be carried out over a 15 - 18 month period. The aggregates will be used in the construction of commercial airplane runways at the new Doha International Airport.

•
An additional contract of Affreightment for 6 million tons of aggregates from the United Arab Emirates to Qatar under a three-year agreement expected to commence in June 2006. This relates to the construction boom in the Gulf area.

•	The joint venture we had announced linking South American and West African markets commenced in April 2006. We believe that this route has solid growth potential.

The Contracts of Affreightment we have entered into will generate increased and stable revenues for our company. Furthermore, they are expected to smooth the seasonality and exposure to market volatility of our bulk business.

Regarding our fleet development we have been following a “business first, fleet second strategy”, expanding the size of our controlled fleet in response to the growth of our business, only after having successfully tested new business opportunities mainly through the use of vessels chartered-in.

In this context, the acquisition and delivery of the M.V. Aztec Maiden expands our controlled fleet to a total of 32 vessels. It will enable us to increase our sailings to the markets we serve and to provide additional services to our clients.

Our operational performance during the difficult environment of the first quarter 2006 demonstrates the stability of our business model that differentiates TBS from traditional dry bulk operators as well as our potential when the market recovers. TBS is in the business of providing complete and customized transportation solutions to our clients focusing on niche markets including trade routes, ports and cargoes that are not efficiently served by container and traditional dry bulk operators. During this quarter, with the new contracts we have negotiated, we laid the foundation to reduce the seasonality and exposure to market volatility of our business, and we believe that when the market recovers, TBS stands to benefit from the increased business volume we have been generating.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer, commented: "We maintain our focus on capital retention and moderate leverage. In the first quarter 2006, TBS reduced its total debt by $ 8.5 million from $ 105.7 million at the end of December 2005 to $ 97.2 million at the end of March 2006. Our net debt to capitalization has been reduced to 34% a moderate ratio by industry standards, which provides us with significant flexibility to continue growing our company.”

At March 31, 2006, we had negative working capital of $7.9 million, due primarily to the timing of our last two vessel acquisitions. It is our practice to fund vessel acquisitions through working capital, which we subsequently replenish with long-term debt secured by a mortgage for typically 60% of the vessel cost.

Ferdinand V. Lepere continued: “We believe that our current cash balance as well as operating cash flows and available borrowings under our existing credit facilities will be sufficient to meet our liquidity needs for the next year”.

Conference call and webcast:
Thursday, May 11, 2006 at 9:30 am EST, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-800-561-2601 (from the US) or 1- 617-614-3518 (from outside the US). Access Code: 56385880. The conference call will also be webcast live on the Company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live - and then archived- slides and audio webcast of the conference call on the Company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:30 a.m. eastern standard time on Thursday, May 11, 2006 until May 18, 2006 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 79638755. A replay of the webcast will be available soon after the completion of the call.

Statement of Operations First Quarter of 2005 and 2006
	Three Months Ended
	March 31,
	2005	2006
	(in thousands except earnings per share and shares outstanding)
Revenue:
Voyage revenue	$46,135	$49,319
Time charter revenue	14,774	14,170
Other revenue	0	265
Total revenue	60,909	63,754

Operating expenses:
Voyage	18,375	22,737
Vessel	19,699	18,631
Depreciation and amortization	2,379	6,474
Management and agency fees	1,267	0
General and administrative	1,397	5,790
Total operating expenses	43,117	53,632

Income from operations	17,792	10,122

Other (expenses) and income:
Interest expense	(1,674)	(2,916)
Other income	75	105
Total other (expenses) and income	(1,599)	(2,811)

Net income	16,193	7,311
Allocated amount to preference shares	(4,298)	0
Net income available for common shareholders	$11,895	$7,311

Earnings per share:
Net income per common share:
Basic	$0.84	$0.26
Diluted	$0.58	$0.26
Weighted average common shares outstanding:
Basic	14,097,023	27,983,829
Diluted	20,385,775	28,088,329

Balance Sheet Data:

Please find below TBS's selected balance sheet data for the periods ending December 31, 2005 and March 31, 2006.

	December 31,	March 31,
	2005	2006
	(in thousands)

Cash and cash equivalents	$27,158	$24,968
Working capital	(5,056)	(7,878)
Total assets	342,442	332,171
Long-term debt, including current portion	105,737	97,151
Obligations under capital leases, including current portion	24,703	24,121
Total shareholders' equity	177,789	185,100

At March 31, 2006, we had negative working capital of $7.9 million, due primarily to the timing of our last two vessel acquisitions. It is our practice to fund vessel acquisitions through working capital, which we subsequently replenish with long-term debt secured by a mortgage for typically 60% of the vessel cost. The vessels Nyack Princess and Sioux Maiden were purchased in early November 2005 for $10.0 million and $17.5 million, respectively, and were funded solely with our working capital. We had anticipated having positive working capital by the first quarter of 2006; however, because of a continuing softness of the overall shipping market we had reduced income levels during the first quarter of 2006 which kept us from building working capital.

We are in negotiations with lenders to consolidate the majority of our debt with a single lender and to restructure our exiting debt. We believe that our current cash balance as well as operating cash flows and available borrowings under our existing credit facilities will be sufficient to meet our liquidity needs for the next twelve months.

Operating Data First Quarter 2005 and 2006

Please find below TBS’s operating data for the first quarter ended March 31, 2005 and 2006.

	Three Months Ended March 31,
	2005	2006
Other Operating Data:
Controlled vessels (at end of period) (2)	22	31
Chartered vessels (at end of period) (3)	5	3
Voyage days (4)	2,364	2,031
Vessel days (5)	2,487	3,260
Tons of cargo shipped (6)	765	1,030
Revenue per ton (7)	$60.33	$47.87
Tons of cargo shipped, excluding
aggregates (6) (8)	765	983
Revenue per ton, excluding
aggregates (7) (8)	$60.33	$49.68
Chartered-out days	48	1,037
Chartered-out rate per day	$19,751	$13,665

(1)
Basic weighted average common shares outstanding for the three months ended March 31, 2005 includes 7,389,725 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(2)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of March 31, 2006, seven vessels in our controlled fleet were chartered-in with an option to purchase.
(3)	Vessels that we charter-in without an option to purchase.
(4)	Represents the number of days controlled and time-chartered vessels were operated by us, excluding off-hire days.
(5)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(6)	In thousands.
(7)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(8)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal service

EBITDA Reconciliation

Please find below TBS's EBITDA reconciliation for the three months ended March 31, 2005 and 2006.

	Three Months Ended March 31,
	2005	2006
	(In millions)
EBITDA Reconciliation
Net Income	$16,193	$7,311
Net interest expense	1,604	2,781
Depreciation	2,379	6,474

EBITDA	$20,176	$16,566

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com